EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 12th day of December, 2006, by and between U.S. Dry Cleaning Corporation, a Delaware Corporation (“the Company”), and Robert Y. Lee (“Employee”).

RECITALS

WHEREAS, the Company intends to embark upon a series of acquisitions in the highly fragmented dry cleaning industry which will require significant additional financing for the Company; and

WHEREAS, the Board of Directors of the Company has determined that it is crucial to the success of such endeavor that the Company engage the services of a new chief executive officer who has been successful in both areas; and

WHEREAS, Employee has successfully consolidated highly fragmented, small store retail operations in the past; and

WHEREAS, Employee has extensive experience structuring the acquisition of such retail operations; and

WHEREAS, Employee is well-know and respected in the investment banking community and has been successful in securing financing for other companies in the same stage of development as the Company; and

WHEREAS, Employee is experienced in managing the operations of consolidated small retail stores; and

WHEREAS, Employee has extensive knowledge of the dry cleaning industry and has developed a pipeline of prospective acquisition candidates for the Company; and

WHEREAS, Employee has intimate knowledge of the Company and its operations; and

WHEREAS, Employee has comprehensive experience in growing and managing retail operations from start up to in excess of $100,000,000 in annual revenues as a public company chief executive officer; and

WHEREAS, for all of the reasons set forth above, the Board of Directors of the Company wishes to employ Employee as the Company’s chief executive officer; and

WHEREAS, Employee is willing to be so employed under the terms set forth in this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

1.
Term of Employment. The Company hereby employs Employee, and Employee hereby agrees to serve the Company, under and subject to all of the terms, conditions and provisions of this Agreement for a period of three (3) years from the date hereof, in the capacity of Chief Executive Officer of the Company, or to serve in such other executive capacity with the Company as the Company’s board of directors (the “Board”) may from time to time designate, provided such assignment is consistent with Employee’s level of experience and expertise. This Agreement may be extended for up to three additional years upon mutual written agreement of the Company and the Employee. Company shall give Employee six months advance notice of its intentions regarding such extension. In the performance of his duties and the exercise of his discretion, Employee shall report only to the Board of Directors. Employee’s duties shall be designated by the Board and shall be subject to such policies and directions as may be established or given by the Board from time to time.

2.
Devotion of Time to Company Business. Employee shall devote substantially all of his productive time, ability and attention to the business of the Company during the term of this Agreement. Employee shall not, without the prior written consent of the Board, directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, which may compete or conflict with the Company’s business or with Employee’s duties to the Company.

3.	Compensation.

3.1
Base Salary. For all services rendered by Employee under this Agreement, the Company shall pay Employee a base salary (“Base Salary”) payable semi-monthly, at the rate of $20,000.00 per month until the Company achieves monthly revenues from normal operations in excess of $4,166,667 and positive four-wall income for all stores considered in the aggregate for any 30 day period, and $25,000.00 per month thereafter.

3.2	Bonuses. In addition to the amount specified in Section 3.1, the Company shall pay or deliver Employee the following bonuses at the times indicated below:

(a)
Promptly after the execution of this Agreement a promissory note in the amount of Two Hundred Thousand Dollars ($200,000.00) bearing interest at the rate of eight percent (8%) per annum payable interest only on monthly basis, with: (i) $50,000 of the principal balance of such note payable at the earlier of the expiration of three years from the date of this Agreement and the closing subsequent to the date of this Agreement of a debt or equity financing for the Company of at least $1,500,000 and (ii) the balance of such note payable upon the earlier of the expiration of three years from the date of this Agreement and initial sale of the Company’s stock following the date of this Agreement with proceeds of at least $3,000,000; and

(b)
If, upon the Company achieving monthly revenues in excess of $4,166,667 and positive “Four-Wall Income” for all stores considered in the aggregate for any 30 day period on or before December 31, 2007, the market price of the Company’s common stock (appropriately adjusted to reflect stock splits, combinations and dividends, recapitalizations, and reclassifications after the date of this Agreement) equals or exceeds $5.00 per share, a bonus of $350,000, or if the market price of the Company’s common stock is less than $5.00 per share, a bonus of $250,000; and

(c)
If, upon the Company achieving monthly revenues in excess of $8,333,333 and positive Four-Wall Income for all stores considered in the aggregate for any 30 day period on or before December 31, 2008, the market price of the Company’s common stock (appropriately adjusted to reflect stock splits, combinations and dividends, recapitalizations, and reclassifications after the date of this Agreement) equals or exceeds $5.00 per share, a bonus of $500,000, or if the market price of the Company’s common stock is less than $5.00 per share, a bonus of $350,000.

For purposes of this Agreement, the term “Four-Wall Income” shall mean Operating Income computed in accordance with generally accepted accounting principals plus Administrative Expenses and Professional Fees. In the sole discretion of the Board of Directors (with Employee not voting and not present during the deliberations of the Board of Directors), the Company may award discretionary additional cash bonuses to Employee for significant accomplishments that produce material benefits for the Company. In considering whether to award any such discretionary bonus, the Board shall take into account the size such discretionary bonus, the size and nature of the matter, the extra efforts of Employee, the difficulty of attaining the result that he has attained, the time required to accomplish the result, the merits and benefits to the Company, the effect on the market price of the Company’s stock, and such other factors as the Board may deem appropriate. The Board shall not be required to award any such additional bonus, and neither the Company nor the directors shall have any liability to Employee for any action or non-action with respect to any such discretionary additional bonus under this Section 3.2.

3.3	In addition to his Base Salary and cash bonuses, if any, the Employee shall receive the following fully vested options under the Company’s stock option plan:

(a)	Incentive stock options to purchase 200,000 shares of the Company’s common stock at $3.50 per share;

(b)	Incentive stock options to purchase an additional 200,000 shares of the Company’s common stock at $5.00 per share;

(c)	Incentive stock options to purchase an additional 200,000 shares of the Company’s common stock at $7.50 per share;

(d)	Incentive stock options to purchase an additional 200,000 shares of the Company’s common stock at $10.00 per share.

Such options shall be granted under the Company’s stock option plan and shall be evidenced by a stock option agreement containing terms and conditions satisfactory to the Board of Directors (with Employee not voting and not present during the deliberations of the Board of Directors).

4.	Benefits.

4.1
In addition to the compensation set forth in Section 3, Employee will be entitled to participate in all benefits of employment available to other members of the Company’s management, on a commensurate basis as they may be offered from time to time by the Board of Directors to the Company’s other management employees. Such benefits include, but are not limited to, full medical (including vision), dental and long term disability insurance for Employee and his family, participation in group life insurance and retirement plans. The Company shall also maintain Employee’s existing $1,000,000 whole life insurance policy, payable to Employee’s designees, and the Employee’s existing $500,000 whole life and $2,500,000 term life insurance policies payable to the Company, both of which will be transferred to the Employee upon his termination other than upon his death. The policies payable to the Company may be converted to universal life policies at the option of Employee, provided the premiums for all such policies shall not in the aggregate exceed $50,000 annually.

4.2
It is anticipated that Employee will spend considerable amount of time traveling on behalf of the Company in the discharge of his duties. During the period of his employment hereunder, a company credit card will be available for reasonable business, travel and entertainment expenses incurred in accordance with Company policy on behalf of the Company in connection with his employment. Additional out of pocket expenses will be reimbursed when necessary. Employee will be required to submit appropriate expense reports for approval by signature of the Chief Financial Officer as a condition of reimbursement of such expenses. Frequent traveler bonus points thus earned will accrue to the personal account of Employee as additional compensation.

4.3	In lieu of a company provided automobile, the Company will pay an expense allowance for an automobile owned by Employee, in an amount of $2,000 per month.

4.4
Employee shall be entitled to one (1) week vacation upon completion of every three (3) full months of employment under this Agreement. To the extent that Employee does not take vacation, Employee may accumulate such vacation time throughout the term of this Agreement up to a maximum of six (6) weeks. Upon the termination of this Agreement, with or without cause, and to the extent that Employee has accumulated vacation time up to the maximum allowed, the Company shall pay to Employee, in addition to all other consideration due Employee in the event of termination herein, the full value of such accumulated vacation time commensurate with the Base Salary provided above.

4.5
The Company acknowledges that Employee maintain his principal residence in Rancho Mirage, California. Employee shall not be required to move his principle residence. The Company will provide Employee with reimbursement for housing in Orange County, California at such times as Employees determines necessary or appropriate of up to $3,000.00 per month. If Employee agrees to change his permanent residence at the request of the Company, the Company shall pay reasonable relocation costs, including but not limited to moving expenses.

5.
Authority. So long as Employee serves as Chief Executive Officer of the Company under this Agreement he shall have the authority specified in the By-Laws of the Company, except that he shall not proceed with any matters, or permit the Company to take any actions, which are prohibited by, or are in conflict with, resolutions or guidelines adopted by the Board of Directors; and under no circumstances shall Employee, without express prior authorization by the Board of Directors, make any change in capital structure or issue any stock of the Company, incur additional debt, change the Company’s lines of business, or make any other material changes to the corporate structure and provided further that any payments or checks in excess of $75,000.00 shall require the signature of two persons designated by resolution of the Board of Directors.

6.
Termination. This Agreement shall terminate in advance of the time specified in Section 1 above (and except as provided herein, Employee shall have no right to receive any compensation due and payable to him or his estate at the time of such termination) under any of the following circumstances:

6.1
Upon the death of Employee during the term of this Agreement, the Company shall pay to the estate of Employee Base Salary, bonuses, and any other compensation accrued or earned by Employee as of the date of death, plus an amount equal to the lesser of (a) six (6) months of Base Salary or (b) the Base Salary that Employee would have received up to the expiration of the Agreement.

6.2
In the event that Employee shall become either physically or mentally incapacitated so as to not be capable of performing his duties as required hereunder, and if such incapacity shall continue for a period of three months consecutively, the Company may, at its option, terminate this Agreement by written notice to Employee at that time or at any time thereafter while such incapacity continues. In case of termination under this Section, Employee or his estate shall be entitled to receive Base Salary, bonuses and any other compensation accrued or earned as of the date of termination, and for six months following such termination or until the expiration of the term of this Agreement, whichever is earlier. In addition, the Company shall permit Employee to participate in Company’s medical, dental, and long term disability and long term care insurance plans, if any, at Employee’s cost, for a period of one (1) year following termination herein and to the extent permitted by law.

6.3
By Employee, if the Company shall have materially breached any of the provisions of this Agreement and failed to cure such breach within 15 calendar days after the Board of Directors of the Company receives written notice of such breach from Employee, or by the Company without Cause; provided, that the Company shall pay Employee his Base Salary through the remaining term of this Agreement.

6.4
By the Company for Cause. The term “Cause” used in this Section 6.5 means that Employee., (i) after repeated written notices and warnings and a reasonable opportunity for cure, fails to perform his reasonably assigned duties as reasonably determined by the Board of Directors, (ii) is convicted of any felony involving moral turpitude, or (iii) commits any intentionally dishonest or fraudulent act which materially damages or may damage the Company’s business or reputation. If the Company terminates Employee for Cause, no payments or benefits under this Agreement shall become payable after the date of Employee’s termination.

6.5	Notwithstanding anything in this Agreement to the contrary:

(a)
If payment or provision of any amount or other benefit to Employee that is "deferred compensation" subject to Section 409A of the Internal Revenue Code ("Code") at the time otherwise specified in this Agreement would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring such additional tax.

(b)	If any payment or benefit permitted or required under this Agreement is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to

Section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

7.	Loyalty, Non-Competition and Confidentiality.

7.1
Non-Competition. Employee agrees and covenants that, except for the benefit of the Company (and/or successor, parent or subsidiary) during the Non-Competition Period (as defined in Section 7(b)) he will not engage, directly or indirectly (whether as an officer, director, consultant, employee, representative, agent, partner, owner, stockholder, or otherwise) in any business engaged in by the Company in the Non-Competition Area (as defined in Section 7.3 nor will Employee compete against the Company for any transaction or corporate opportunity which the Company has or may have an interest in pursuing. It is the parties’ express intention that if a court of competent jurisdiction finds or holds the provisions of this Section 7 to be excessively broad as to time, duration, geographical scope, activity or subject, this Section 7 shall then be construed by limiting or reducing it so as to comport with then applicable law.

7.2
Non-Competition Period. As used herein, the “Non-Competition Period” means the period beginning on the date hereof and ending on a date which is three years from the date of this Agreement; provided however, that if Employee’s employment is terminated by the Company without Cause, the Non-competition Period shall end on the date of such termination.

7.3	Non-Competition Area. As used herein, the term “Non-Competition Area” means any county within the United States in which any store is operated by the Company during the term of this Agreement.

7.4
Other Employees. Employee agrees that during the Non-Competition Period he shall not, directly or indirectly, for his own account or as agent, servant or employee of any business entity, engage, hire or offer to hire or entice away or in any other manner persuade any officer, employee or agent of the Company or any subsidiary to discontinue his relationship with the Company or any subsidiary of the Company.

7.5
Confidentiality. Employee acknowledges that he has learned and will learn Confidential Information, as defined in Section 7.6, relating to the business of the Company. Employee agrees that he will not, except in the normal and proper course of his duties, disclose or use, either during the Non-Competition Period or subsequently thereto, any such Confidential Information without prior written approval of the Board of Directors of the Company.

7.6
Confidential Information. “Confidential Information” shall mean contractual arrangements, plans, locations, strategies, tactics, potential acquisitions or business combinations or joint venture possibilities, policies and negotiations; marketing information, including sales, purchasing and inventory plans, strategies, tactics, methods, customers, advertising, promotion or market research data; financial information, including operating results and statistics, costs and performance data, projections, forecasts, investors, and holdings; and operational information, including trade secrets, secret formulae, control and inspection practices, accounting systems and controls, computer programs and data, personnel lists, resumes, personal data, organizational structure and performance evaluations and other information of the company which derives economic value from not being generally known to the public or the company’s competitors. Confidential Information does not include skills, knowledge and experience acquired by Employee during his employment with any prior employer.

7.7
Corporate Documents. Employee agrees that all documents of any nature pertaining to activities of the Company or to any of the Company’s Confidential Information in his possession now or at any time during the Non-Competition Period, including, without limitation, memoranda, notebooks, notes, computer records, disks, electronic information data sheets, records and blueprints, are and shall be the property of the Company and that they and all copies of them shall be surrendered to the Company whenever requested by the Board of Directors from time to time during the Non-Competition Period and thereafter and with or without request upon termination of Employee’s employment with the Company.

8.
Equitable Remedies. In the event of a breach by Employee of any of the provisions of the Section 7, the Company, in addition to any other remedies it may have, shall be entitled to an injunction restraining Employee from doing or continuing to do any such act in violation of the Section 7.

9.	Attorney Fees. The successful party in any litigation relating to matters covered by this Agreement shall be entitled to an award of reasonable attorneys’ fees in such action.

10.
Assignment. Neither this Agreement nor any of the rights or obligations of either party hereunder shall be assignable by either Employee or the Company, except that this Agreement shall be assignable by the Company to and shall inure to the benefit of and be binding upon (i) any successor of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company to an entity other than any parent, subsidiary or affiliate of the Company and (ii) any parent, subsidiary or affiliate of the Company to which the Company may transfer its rights hereunder.

11.
Binding Effect. The terms, conditions, covenants and agreements set forth herein shall inure to the benefit of, and be binding upon, the heirs, administrators, successors and assigns of each of the panics hereto, and upon any corporation, entity or person with which the Company may become merged, consolidated, combined or otherwise affiliated.

12.	Amendment. This Agreement may not be altered or modified except by further written agreement by the parties.

13.	Prior Agreements. This Agreement supersedes and replaces all prior agreements between the parties hereto.

14.
Notices. Any notice required or permitted to be given under this Agreement by one party to the other shall be sufficient if given or confirmed in writing and delivered personally or mailed by first class mail, registered or certified, return receipt requested (if mailed from the Untied States), postage prepaid, or sent by facsimile transmission, addressed to such party as respectively indicated below or as otherwise designated by such party in writing.

If to the Company, to:

U.S. Dry Cleaning Corporation
125 E. Tahquitz Canyon, Suite 203
Palm Springs, CA 92262
Attn: Chairman of the Board
Fax: (760)323-3390

If to Employee, to:

Robert Y. Lee
82 Magdalena Drive
Rancho Mirage, CA 92270

15.	California Law. This Agreement is being executed and delivered and is intended to be performed and shall be governed by and construed in accordance with the laws of the State of California.

16.
Indemnification. The Company has entered or shall enter into an Indemnification Agreement with Employee indemnifying him against personal liability to the fullest extent permissible under applicable corporate law and shall, to the extent it is reasonably economical to do so, maintain Side A and Side B Directors and Officers liability insurance for obligations of indemnification.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

U.S. DRY CLEANING CORPORATION By: /s/ ANTHONY J. A. BRYAN Name: Anthony J. A. Bryan Title: Chairman of the Board
ROBERT Y. LEE /s/ ROBERT Y. LEE